As filed with the Securities and Exchange Commission on August 4, 2026

Registration No. 333-275772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-275772

UNDER
THE SECURITIES ACT OF 1933

ELECTRONIC ARTS INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2838567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

209 Redwood Shores Parkway
Redwood City, California 94065
(650) 628-1500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jacob J. Schatz
Kyuli Oh
Jonathan M. Amt
209 Redwood Shores Parkway
Redwood City, California 94065
(650) 628-1500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Joshua N. Korff, P.C.
Zoey Hitzert
Sarah Lipinski
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Electronic Arts Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3ASR (File No. 333-275772) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on November 28, 2023 (the “Registration Statement”). The Registration Statement pertains to the registration of an indeterminate amount of the Registrant’s common stock, preferred stock, depositary shares, debt securities, securities purchase contracts, warrants and units.

On August 4, 2026, pursuant to the Agreement and Plan of Merger, dated as of September 28, 2025 (the “Merger Agreement”), by and among the Registrant, Oak-Eagle AcquireCo, Inc., a Delaware corporation (“Parent”) and Oak-Eagle MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 4th day of August, 2026.

ELECTRONIC ARTS INC.

By:	/s/ Jacob J. Schatz
Name:	Jacob J. Schatz
Title:	Executive Vice President of Global Affairs & Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.